Exhibit 24
Capella Education Company
Powers of Attorney
          The undersigned director and/or officer of Capella Education Company, a Minnesota corporation (“Company”), does hereby make, constitute and appoint Stephen G. Shank and Lois M. Martin, and either of them, the undersigned’s attorney-in-fact, with full power of substitution, for the undersigned in any and all capacities to sign and affix the undersigned’s name as such director and/or officer of said Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments, including post-effective amendments, thereto regarding the Capella Education Company 2005 Stock Incentive Plan, the Capella Education Company 1999 Stock Option Plan and the Learning Ventures International, Inc. 1993 Stock Option Plan, to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of shares of stock of said Company and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto the attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.
          IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 14th day of November, 2006.

/s/ Stephen G. Shank	/s/ Gordon A. Holmes

Stephen G. Shank	Gordon A. Holmes

/s/ Lois M. Martin	/s/ Jody G. Miller

Lois M. Martin	Jody G. Miller

/s/ Amy L. Drifka	/s/ Jeffrey W. Taylor

Amy L. Drifka	Jeffrey W. Taylor

/s/ S. Joshua Lewis	/s/ Darrell R. Tukua

S. Joshua Lewis	Darrell R. Tukua

/s/ James A. Mitchell	/s/ Jon Q. Reynolds, Jr.

James A. Mitchell	Jon Q. Reynolds, Jr.

/s/ David W. Smith	/s/ Sandra E. Taylor

David W. Smith	Sandra E. Taylor

/s/ Tony J. Christianson
Tony J. Christianson